FOR IMMEDIATE RELEASE

PERRIGO REPORTS RECORD THIRD QUARTER

*	Fiscal third quarter revenue from continuing operations increased $25 million, or 5%, to $506 million as compared to $481 million this quarter a year ago

*	Fiscal third quarter earnings from continuing operations were a record $0.50 per share

*	Consumer Healthcare fiscal third quarter revenue increased by $46 million or 12%

*	Company revises adjusted full year fiscal 2009 income from continuing operations guidance to be in a range of $1.80 to $1.90 per share from previously announced $1.75 to $1.90

*	The Israel Consumer Products business has been classified as discontinued operations and a sales process has commenced

ALLEGAN, Mich. – May 7, 2009 – Perrigo Company (NASDAQ: PRGO; TASE) today announced results for its fiscal year 2009 third quarter and nine months that ended March 28, 2009.

Perrigo Company
(from continuing operations, in thousands, except per share amounts)

	Third Quarter		Nine Months
	2009	2008	2009	2008
Net Sales	$505,902	$480,640	$1,498,653	$1,255,639
Reported Income	$46,469	$40,230	$108,818	$108,037
Adjusted Income	$46,999	$44,527	$127,710	$112,334
Reported Diluted EPS	$0.50	$0.42	$1.16	$1.14
Adjusted Diluted EPS	$0.50	$0.47	$1.36	$1.18
Diluted Shares	93,153	94,955	93,747	95,115

Third Quarter Results

Net sales from continuing operations for the third quarter of fiscal 2009 were $505.9 million, an increase of 5%. Reported income from continuing operations was $46.5 million, or $0.50 per share, compared with $40.2 million, or $0.42 per share, a year ago, an increase of 16%. Excluding charges as outlined in Table II at the end of this release, third quarter fiscal 2009 adjusted income from continuing operations was $47.0 million, or $0.50 per share.

(Refer to Table II at the end of this press release for additional adjustments in the current year period and additional non-GAAP disclosure information.)

As part of management’s strategic review of its portfolio of businesses, in March 2009, the Company committed to a plan to sell its Israel Consumer Products business. The results of this business are reflected in the condensed consolidated financial statements as discontinued operations for all periods presented. The Company has engaged the investment banking firms of William Blair and Poalim Capital Markets to assist in this sale process, which is expected to be completed within one year.

Perrigo’s Chairman and CEO Joseph C. Papa stated, “I am very pleased with our record third quarter sales and earnings. In this quarter, the over-the-counter category fell 3% versus third quarter last year and the national brand category fell more than 7%, while Perrigo Consumer Healthcare grew 12%. We were able to achieve this growth rate despite the fact that we are comparing the results to the launches of Omeprazole and Cetirizine at this time last year. More consumers than ever are realizing the value that store brands have to offer.”

Nine Months Results

Net sales from continuing operations for the first nine months of fiscal 2009 were $1,498.7 million, an increase of 19% over fiscal 2008. The increase was driven by the Consumer Healthcare segment and included $203.7 million of consolidated new product sales.  Reported gross profit of $432.1 million was an increase of 13% over fiscal 2008, driven by the Consumer Healthcare segment. The year-to-date reported gross profit percentage in fiscal 2009 was 28.8%, down from 30.5% last year. Reported operating expenses were $240.4 million, an increase of 5% over fiscal 2008. However, as a percentage of net sales, operating expenses were 16.0%, down from 18.2% in fiscal 2008. Reported income from continuing operations was $108.8 million, relatively flat over fiscal 2008.

Consumer Healthcare

           Consumer Healthcare segment net sales in the third quarter were $419.1 million compared with $373.0 million in the third quarter last year, an increase of $46.1 million or 12%. The increase resulted from approximately $39.2 million of sales from the acquisitions of JB Labs, Unico, Diba and Brunel, and $31.4 million from sales of new and existing products in the gastrointestinal, cough/cold, smoking cessation and nutrition categories. These increases were partially offset by the impact of unfavorable changes in foreign currency exchange rates of $12.4 million and the absence of the U.K.’s Vitamins, Minerals, and Supplements (VMS) business’s sales of $9.8 million.

Reported operating income was $62.3 million, compared with $51.7 million a year ago, largely driven by a favorable mix of products sold both domestically and internationally, gross margins from sales by Unico and the absence of a $2.9 million charge to cost of sales related to the step-up in value of inventory acquired in the Galpharm acquisition that was recognized in fiscal 2008. Adjusted operating income was $63.0 million, an increase of 15% compared to a year ago.

For the first nine months of fiscal year 2009, Consumer Healthcare net sales increased 28% or $270.3 million compared to fiscal 2008.  The increase resulted primarily from sales of new and existing products of approximately $212.7 million, primarily in the gastrointestinal, cough/cold, nutrition, smoking cessation and analgesic categories. The increase was also driven by $109.8 million of sales from JB Labs, Unico, Galpharm, Brunel and Diba. These combined increases were partially offset by the absence of the U.K.’s VMS business’s sales of $25.7 million and the impact of unfavorable changes in foreign currency exchange rates of $22.4 million.

On February 20, 2009, the Company announced that it began shipping over-the-counter (OTC) Ibuprofen and Diphenhydramine Citrate Tablets, 200/38 mg (Ibuprofen PM). The product is being marketed under store brand labels and is comparable to Wyeth Consumer Healthcare’s Advil® PM tablets, 200/38 mg, indicated as a pain reliever (NSAID)/nighttime sleep-aid. Estimated brand sales for the product for the 12 months ended December 21, 2008 were $71 million.

Rx Pharmaceuticals

The Rx Pharmaceutical segment third quarter net sales were $41.7 million compared with $49.2 million a year ago. The decrease was due primarily to the absence of the fiscal 2008 receipt of a one-time cash payment of $8.5 million from a customer in lieu of expected future minimum royalty payments, as agreed upon in a license termination agreement. Net sales were also negatively impacted by a $2.2 million reduction in non-product revenue, as well as continued pricing pressures on certain existing products in the portfolio. These decreases were partially offset by $5.1 million of increased sales volumes on other products in the portfolio.

For the first nine months of fiscal year 2009, net sales for the Rx Pharmaceutical segment decreased 6% compared to fiscal 2008. The decrease was due primarily to the aforementioned one-time cash payment of $8.5 million. The decrease in net sales was also due to an $8.2 million reduction in non-product revenue, as well as pricing pressures due to continued competition in the marketplace for generic drugs. These decreases were partially offset by new product sales of approximately $11.0 million, along with an increase in sales volumes on the Company’s existing portfolio of products of approximately $7.0 million.

On March 17, 2009, the Company announced that its partner Cobrek Pharmaceuticals, Inc. (Cobrek) had filed an Abbreviated New Drug Application (ANDA) for Clindamycin Phosphate Foam 1%, a generic version of Evoclin® Foam 1%. The Company believes that Cobrek is the first to file an ANDA with a Paragraph IV certification against Evoclin®. Evoclin® (clindamycin phosphate) Foam 1% is a topical antibiotic indicated for topical application in the treatment of acne vulgaris, and had sales of approximately $44 million for the 12 months ended January 2009, as measured by Wolters Kluwer Health.

API

The API segment reported third quarter net sales of $31.0 million compared with $37.8 million a year ago. The decrease was due primarily to the absence of a one-time $4.9 million accrual reversal related to a long standing customer contract negotiation recognized in fiscal 2008, along with approximately $2.0 million resulting from unfavorable changes in foreign currency exchange rates. Operating income was $4.3 million, compared with $6.0 million last year, reflecting the aforementioned accrual reversal, as well as unfavorable foreign currency exchange rate changes, partially offset by favorable contributions from new products, pricing improvements and lower operating expenses.

For the first nine months of fiscal year 2009, net sales decreased 13% compared to fiscal 2008. This decrease was due primarily to a decline of approximately $16.7 million in sales of three key products, the absence of the one-time $4.9 million accrual reversal mentioned above and approximately $1.0 million resulting from unfavorable changes in foreign currency exchange rates. These decreases were partially offset by a $5.3 million increase in the sales mix of existing products, along with new product sales of approximately $3.2 million.

Other

Continuing operations for the Other category, consisting of the Israel Pharmaceutical and Diagnostic Products operating segment, reported third quarter net sales of $14.1 million, compared with $20.6 million a year ago. Operating income was $2.7 million, up from $1.4 million last year. The increase in operating income was due primarily to operating expenses for fiscal 2009 decreasing by 30% compared to fiscal 2008. The decrease was due primarily to lower employee-related expenses and slightly favorable changes in the foreign exchange rate.

For the first nine months of fiscal 2009, net sales decreased $5.6 million or 9%, compared to fiscal 2008.  The decrease was driven primarily by a $7.6 million impact related to a change in a customer contract. In addition, sales in the diagnostic product line decreased by approximately $2.4 million. These decreases were partially offset by changes in foreign currency exchange rates, along with increased sales due to changes in the sales mix of existing products in the remaining portfolio.

Guidance

Chairman and CEO Joseph C. Papa concluded, “We are now expecting adjusted fiscal 2009 earnings from continuing operations to be between $1.80 and $1.90 per share, which implies a year over year growth rate of adjusted earnings from continuing operations of 15% to 22% over fiscal 2008. This is revised from our previous guidance of $1.75 to $1.90 per share, excluding charges outlined in Table III at the end of this release. Looking ahead, we believe Perrigo is well positioned to continue to add value to its customers and shareholders.”

Perrigo will host a conference call to discuss fiscal 2009 third quarter results at 10:00 a.m. (ET) on Thursday, May 7. The conference call and presentation slides will be available live via webcast to interested parties on the Perrigo website http://www.perrigo.com or by phone 877-248-9413, International 973-582-2737 and reference ID# 95095054. A taped replay of the call will be available beginning at approximately 2:00 p.m. (ET) Thursday, May 7, until midnight Friday, May 15, 2009. To listen to the replay, call 800-642-1687, International 706-645-9291, access code 95095054.

Perrigo Company is a leading global healthcare supplier that develops, manufactures and distributes OTC and generic prescription pharmaceuticals, nutritional products, active pharmaceutical ingredients (API) and pharmaceutical and medical diagnostic products. The Company is the world’s largest manufacturer of OTC pharmaceutical products for the store brand market. The Company’s primary markets and locations of manufacturing and logistics operations are the United States, Israel, Mexico and the United Kingdom. Visit Perrigo on the Internet (http://www.perrigo.com).

Note: Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections.  While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control. These and other important factors, including those discussed under “Risk Factors” in the Company’s Form 10-K for the year ended June 28, 2008, as well as the Company’s subsequent filings with the Securities and Exchange Commission, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this press release are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Arthur J. Shannon, Vice President, Investor Relations and Communication
(269) 686-1709
    E-mail: ajshannon@perrigo.com

Daniel B. Willard, Manager, Investor Relations and Communication
(269) 686-1597
    E-mail: dbwillard@perrigo.com

PERRIGO COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Third Quarter		Year-to-Date
	2009	2008	2009	2008

Net sales	$505,902	$480,640	$1,498,653	$1,255,639
Cost of sales	356,310	330,337	1,066,509	873,004
Gross profit	149,592	150,303	432,144	382,635

Operating expenses
Distribution	6,167	6,525	18,513	18,450
Research and development	17,890	19,160	56,036	51,623
Selling and administration	53,638	61,470	165,533	154,949
Subtotal	77,695	87,155	240,082	225,022
Write-off of in-process research and development	-	2,786	279	2,786
Restructuring	-	348	-	348
Total	77,695	90,289	240,361	228,156

Operating income	71,897	60,014	191,783	154,479
Interest, net	6,966	3,686	20,465	12,009
Other (income) expense, net	1,160	353	2,565	(905)
Investment impairment	-	-	15,104	-

Income from continuing operations before income taxes	63,771	55,975	153,649	143,375
Income tax expense	17,302	15,745	44,831	35,338
Income from continuing operations	46,469	40,230	108,818	108,037
Income (loss) from discontinued operations, net of tax	(572)	(263)	30	238
Net income	$45,897	$39,967	$108,848	$108,275

Earnings (loss) per share
Basic
Continuing operations	$0.51	$0.43	$1.18	$1.16
Discontinued operations	(0.01)	(0.00)	0.00	0.00
Basic earnings per share	$0.50	$0.43	$1.18	$1.16
Diluted
Continuing operations	$0.50	$0.42	$1.16	$1.14
Discontinued operations	(0.01)	(0.00)	0.00	0.00
Diluted earnings per share	$0.49	$0.42	$1.16	$1.14

Weighted average shares outstanding
Basic	91,967	92,854	92,251	93,127
Diluted	93,153	94,955	93,747	95,115

Dividends declared per share	$0.055	$0.050	$0.160	$0.145

PERRIGO COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	March 28,	June 28,	March 29,
	2009	2008	2008
Assets
Current assets
Cash and cash equivalents	$197,817	$318,599	$64,113
Investment securities	5	560	725
Accounts receivable, net	331,307	317,875	347,058
Inventories	383,010	374,782	335,905
Current deferred income taxes	40,447	42,241	36,631
Income taxes refundable	12,191	12,841	6,412
Prepaid expenses and other current assets	26,904	36,951	18,634
Current assets of discontinued operations	45,796	58,968	48,100
Total current assets	1,037,477	1,162,817	857,578

Property and equipment	724,242	719,593	685,323
Less accumulated depreciation	(385,780)	(381,053)	(366,048)
	338,462	338,540	319,275

Restricted cash	400,000	400,000	400,000
Goodwill and other indefinite-lived intangible assets	249,960	287,112	269,608
Other intangible assets	208,093	220,724	222,346
Non-current deferred income taxes	70,610	73,726	50,128
Other non-current assets	45,101	63,914	49,937
Non-current assets of discontinued operations	22,181	34,202	30,241
	$2,371,884	$2,581,035	$2,199,113

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$232,875	$235,922	$216,030
Notes payable	-	-	10,169
Payroll and related taxes	51,949	70,977	49,910
Accrued customer programs	52,789	53,419	45,537
Accrued liabilities	49,435	55,055	38,162
Current deferred income taxes	16,120	24,493	18,864
Current portion of long-term debt	15,869	20,095	17,598
Current liabilities of discontinued operations	18,975	31,659	21,493
Total current liabilities	438,012	491,620	417,763

Non-current liabilities
Long-term debt, less current portion	875,000	895,095	697,598
Non-current deferred income taxes	133,955	138,158	111,483
Other non-current liabilities	74,770	112,396	102,472
Non-current liabilities of discontinued operations	9,391	10,051	9,233
Total non-current liabilities	1,093,116	1,155,700	920,786

Shareholders' equity
Preferred stock, without par value, 10,000 shares authorized	-	-	-
Common stock, without par value, 200,000 shares authorized	448,589	488,537	498,002
Accumulated other comprehensive income	8,111	155,184	95,398
Retained earnings	384,056	289,994	267,164
Total shareholders' equity	840,756	933,715	860,564
	$2,371,884	$2,581,035	$2,199,113

Supplemental Disclosures of Balance Sheet Information
Allowance for doubtful accounts	$9,750	$7,511	$7,419
Working capital from continuing operations	$572,644	$643,888	$413,208
Preferred stock, shares issued	-	-	-
Common stock, shares issued	92,171	93,311	93,380

PERRIGO COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Year-To-Date
	2009	2008
Cash Flows From (For) Operating Activities
Net income	$108,848	$108,275
Adjustments to derive cash flows
Write-off of in-process research and development	279	2,786
Depreciation and amortization	50,906	50,822
Asset impairments	16,704	-
Share-based compensation	7,322	6,457
Income tax benefit from exercise of stock options	(2,673)	3,245
Excess tax benefit of stock transactions	(2,970)	(8,253)
Deferred income taxes	811	1,846
Sub-total	179,227	165,178

Changes in operating assets and liabilities, net of asset and business acquisitions and restructuring
Accounts receivable	(6,053)	(71,497)
Inventories	(9,007)	(37,314)
Income taxes refundable	(10,617)	(4,684)
Accounts payable	(4,219)	52,513
Payroll and related taxes	(21,258)	6,958
Accrued customer programs	(580)	(2,445)
Accrued liabilities	(16,907)	(14,771)
Accrued income taxes	19,726	20,342
Other	(28,729)	17,969
Sub-total	(77,644)	(32,929)
Net cash from operating activities	101,583	132,249

Cash Flows (For) From Investing Activities
Purchase of securities	-	(170,552)
Proceeds from sales of securities	-	201,436
Cash acquired in asset exchange	2,115	-
Acquisitions of businesses, net of cash acquired	(88,248)	(87,130)
Acquisition of intangible assets	(1,000)	(12,401)
Additions to property and equipment	(32,020)	(26,022)
Net cash for investing activities	(119,153)	(94,669)

Cash Flows (For) From Financing Activities
Repayments of short-term debt, net	(13,736)	(1,607)
Borrowings of long-term debt	-	140,000
Repayments of long-term debt	(31,380)	(95,801)
Excess tax benefit of stock transactions	2,970	8,253
Issuance of common stock	9,434	26,097
Repurchase of common stock	(62,347)	(58,979)
Cash dividends	(14,786)	(13,551)
Net cash (for) from financing activities	(109,845)	4,412

Effect of exchange rate changes on cash	6,632	(7,895)
Net increase (decrease) in cash and cash equivalents	(120,783)	34,097

Cash and cash equivalents of continuing operations, beginning of period	318,599	30,301
Cash balance of discontinued operations, beginning of period	5	4
Cash and cash equivalents, end of period	197,821	64,402
Less cash balance of discontinued operations, end of period	(4)	(289)
Cash and cash equivalents of continuing operations, end of period	$197,817	$64,113

Supplemental Disclosures of Cash Flow Information
Cash paid/received during the period for:
Interest paid	$33,829	$29,102
Interest received	$18,872	$15,590
Income taxes paid	$60,105	$25,715
Income taxes refunded	$3,627	$6,560

Table I
PERRIGO COMPANY
SEGMENT INFORMATION
(in thousands)
(unaudited)

	Third Quarter		Year-to-Date
	2009	2008	2009	2008
Segment Net Sales
Consumer Healthcare	$419,148	$373,031	$1,231,761	$961,495
Rx Pharmaceuticals	41,747	49,231	115,323	122,846
API	30,953	37,818	97,062	111,240
Other	14,054	20,560	54,507	60,058
Total	$505,902	$480,640	$1,498,653	$1,255,639

Segment Operating Income (Loss)
Consumer Healthcare	$62,278	$51,693	$177,697	$120,549
Rx Pharmaceuticals	7,982	11,349	16,938	27,160
API	4,344	6,024	5,842	16,723
Other	2,726	1,368	5,327	6,221
Unallocated expenses	(5,433)	(10,420)	(14,021)	(16,174)
Total	$71,897	$60,014	$191,783	$154,479

*All information based on continuing operations.

Table II
PERRIGO COMPANY
RECONCILIATION OF NON-GAAP MEASURES
(in thousands, except per share amounts)
(unaudited)

	Third Quarter		Year-to-Date
	2009	2008	2009	2008

Net sales	$505,902	$480,640	$1,498,653	$1,255,639

Reported gross profit	$149,592	$150,303	$432,144	$382,635
Inventory step-up - Unico	-	-	1,062	-
Inventory step-up - Diba	736	-	1,503	-
Inventory step-up - JB Labs	-	-	358	-
Impairment of fixed assets	-	-	1,600	-
Inventory step-up - Galpharm	-	2,878	-	2,878
Adjusted gross profit	$150,328	$153,181	$436,667	$385,513
Adjusted gross profit %	29.7%	31.9%	29.1%	30.7%

Reported operating income	$71,897	$60,014	$191,783	$154,479
Inventory step-up - Unico	-	-	1,062	-
Inventory step-up - Diba	736	-	1,503	-
Inventory step-up - JB Labs	-	-	358	-
Impairment of fixed assets	-	-	1,600	-
Write-off of in-process R&D - Diba acquisition	-	-	279	-
Loss on asset exchange	-	-	639	-
Inventory step-up - Galpharm	-	2,878	-	2,878
Restructuring	-	348	-	348
Write-off of in-process R&D - Galpharm acquisition	-	2,786	-	2,786
Adjusted operating income	$72,633	$66,026	$197,224	$160,491
Adjusted operating income %	14.4%	13.7%	13.2%	12.8%

Reported income from continuing operations	$46,469	$40,230	$108,818	$108,037
Inventory step-up - Unico (5)	-	-	645	-
Inventory step-up - Diba (1)	530	-	1,082	-
Inventory step-up - JB Labs (2)	-	-	229	-
Impairment of fixed assets (4)	-	-	992	-
Write-off of in-process R&D - Diba acquisition (1)	-	-	201	-
Investment impairment (6)	-	-	15,104	-
Loss on asset exchange (6)	-	-	639	-
Inventory step-up - Galpharm (1)	-	2,072	-	2,072
Restructuring (3)	-	219	-	219
Write-off of in-process R&D - Galpharm acquisition (1)	-	2,006	-	2,006
Adjusted income from continuing operations	$46,999	$44,527	$127,710	$112,334

Diluted earnings per share from continuing operations
Reported	$0.50	$0.42	$1.16	$1.14
Adjusted	$0.50	$0.47	$1.36	$1.18

Diluted weighted average shares outstanding	93,153	94,955	93,747	95,115

(1)	Net of taxes at 28%
(2)	Net of taxes at 36%
(3)	Net of taxes at 37%
(4)	Net of taxes at 38%
(5)	Net of taxes at 39.3%
(6)	No tax impact

*All information based on continuing operations.

Table II (Continued)
REPORTABLE SEGMENTS
RECONCILIATION OF NON-GAAP MEASURES
(in thousands)
(unaudited)

	Third Quarter		Year-to-Date
	2009	2008	2009	2008
Consumer Healthcare
Net sales	$419,148	$373,031	$1,231,761	$961,495

Reported gross profit	$116,068	$107,819	$340,351	$266,728
Inventory step-up - Unico	-	-	1,062	-
Inventory step-up - Diba	736	-	1,503	-
Inventory step-up - JB Labs	-	-	358	-
Impairment of fixed assets	-	-	1,600	-
Inventory step-up - Galpharm	-	2,878	-	2,878
Adjusted gross profit	$116,804	$110,697	$344,874	$269,606
Adjusted gross profit %	27.9%	29.7%	28.0%	28.0%

Reported operating expenses	$53,790	$56,126	$162,654	$146,179
Loss on asset exchange	-	-	(639)	-
Restructuring	-	(348)	-	(348)
Adjusted operating expenses	$53,790	$55,778	$162,015	$145,831
Adjusted operating expenses %	12.8%	15.0%	13.2%	15.2%

Reported operating income	$62,278	$51,693	$177,697	$120,549
Inventory step-up - Unico	-	-	1,062	-
Inventory step-up - Diba	736	-	1,503	-
Inventory step-up - JB Labs	-	-	358	-
Impairment of fixed assets	-	-	1,600	-
Loss on asset exchange	-	-	639	-
Inventory step-up - Galpharm	-	2,878	-	2,878
Restructuring	-	348	-	348
Adjusted operating income	$63,014	$54,919	$182,859	$123,775
Adjusted operating income %	15.0%	14.7%	14.8%	12.9%

Unallocated
Reported operating loss	$(5,433)	$(10,420)	$(14,021)	$(16,174)
Write-off of in-process R&D - Diba acquisition	-	-	279	-
Write-off of in-process R&D - Galpharm acquisition	-	2,786	-	2,786
Adjusted operating loss	$(5,433)	$(7,634)	$(13,742)	$(13,388)

*All information based on continuing operations.

Table III
2009 GUIDANCE
RECONCILIATION OF NON-GAAP MEASURES
(unaudited)

Full Year
Fiscal 2009 Guidance

Reported earnings per share from continuing operations range	$1.60 - $1.70
Loss on asset exchange	$0.007
Charges associated with inventory step-ups	$0.021
Fixed asset impairment	$0.011
Write-off of in-process R&D	$0.002
Investment impairment	$0.161
Adjusted earnings per share from continuing operations range	$1.80 - $1.90